Interactive Intelligence to Revise Timing of Revenue Recognition

For Initial Software License Revenues

Accounting revision expected to delay report of fourth quarter 2002 results until Feb. 12

INDIANAPOLIS, Feb. 3 — Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of interaction management software, today announced that it will revise its accounting practice and restate certain of its prior results to conform to Technical Practice Aid (TPA) 5100.53, issued by the American Institute of Certified Public Accountants (AICPA). The AICPA is a principal source of professional guidance, support and oversight for the accounting profession.

Technical Practice Aid 5100.53, which relates to short-term, time-based software licenses, was issued by the AICPA in May 2000 and modified the then existing accounting guidance for quarters beginning no later than July 1, 2000.

From 1997 through the third quarter of 2002, Interactive Intelligence recorded its initial software license revenues using a methodology that was in accordance with accounting guidance prior to the issuance of TPA 5100.53.

The Company and its independent auditors have recently reviewed the applicability of TPA 5100.53 and concluded that it is the appropriate accounting guidance for most of its initial software licenses. As such, Interactive Intelligence will record initial software license revenues and related expenses over a longer period - generally 12 months - and will restate its results, beginning with the third quarter of 2000.

Because the restatement only affects the timing of when initial software license revenues and related expenses are recognized, the revised results will positively affect revenues and results of operations in some periods and negatively affect revenues and results of operations in other periods.

Ultimately, total revenues to be recognized from initial software licenses entered into during these periods will be unchanged. The most significant impact of this timing difference will be on the third and fourth quarters of 2000.

Dr. Donald E. Brown, president and chief executive officer of Interactive Intelligence, stated, “This accounting revision for initial software license revenues will conform to AICPA guidance, which requires recording these initial software license revenues ratably over the initial term - typically 12 months - rather than immediately upon meeting all other revenue recognition criteria as we have done since 1997.

“This change has the benefit of providing greater revenue predictability and minimizing the impact of end-of-quarter transactions on our quarterly revenue. The related annual fee we charge for support services, upgrades and the right to use our software products will continue to be recognized equally over the annual term.

“We want to emphasize that this accounting revision does not involve the loss or change of any previously reported initial software licenses, and there is no indication of any accounting improprieties or fraud. Moreover, it did not affect either cash flows or our cash and short-term investment position, which totaled $15.2 million as of Dec. 31, 2002. We do not expect this accounting revision to affect our business operations, including customer support activities or ongoing product development, in any way.”

Dr. Brown added, “We were pleased that, in the fourth quarter of 2002, we saw increases in both the aggregate value of initial software licenses signed and recognized services revenue, compared with the third quarter of 2002. While global economic conditions remain soft, we are encouraged by these indicators and continue to believe that we are well-positioned to take advantage of any broad improvement in capital spending.”

Due to this revision, the Company now expects to release its fourth quarter 2002 results and conduct its quarterly earnings conference call on Wednesday, Feb. 12. Interactive Intelligence will release additional details related to the timing of its fourth quarter announcement prior to Feb. 12.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of multi-channel interaction management software designed to give contact centers, enterprises and service providers a simple and cost-effective alternative to traditional telecommunications and computer telephony integration solutions. The company was founded in 1994 and has more than 900 customers worldwide. Recent awards include Software Magazine’s 2002 Top 500 Global Software and Services Companies, and the Deloitte & Touche 2002 Technology Fast 500. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, IN. The company has more than 20 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: http://www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Copyright © 2003 Interactive Intelligence Incorporated.  All rights reserved.

Contact(s):

Keith A. Midkiff

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8135

keith.midkiff@inin.com